EXHIBIT 11 (a)

              AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES
                   CALCULATION OF PRIMARY EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)
                                  (Unaudited)



                                                  Six Months Ended                        Three Months Ended
                                                      June 30,                                 June 30,
                                          ------------------------------               -------------------------
                                                1995              1994                    1995            1994
                                              -------            -------                 -------         -------
Weighted average number
 of common shares
 outstanding                                 10,401,891       10,233,010              10,470,131      10,239,194
                                             ==========       ==========              ==========      ==========

Net income                                      $19,110           $6,783                 $11,853          $6,100
                                                =======           ======                 =======          ======

Primary earnings per
 common share                                    $1.84             $.66                    $1.13            $.60
                                                 =====             ====                    =====            ====


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